EXHIBIT 10.1

FORM OF GOLD CARRIER AGREEMENT

THIS AGREEMENT dated as of this       day of              , 20__.

B E T W E E N:

BANK OF MONTREAL a chartered bank under the laws of Canada (“BMO”)

– and –

[____________________], a [______________] corporation (“Carrier”)

RECITALS:

A.	Carrier is engaged in the business of selling and delivering Gold Bullion;

B.	BMO is engaged in, among other things, the purchase of Gold Bullion and resale and delivery thereof;

C.	BMO and Carrier wish to provide for the basis upon which Carrier will sell Gold Bullion to BMO and deliver Gold Bullion in as directed by BMO;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1
INTERPRETATION

1.1	Definitions

In this Agreement the following terms shall have the following meanings:

1.1.1             “Affiliate” means with respect to any Person, another Person controlled by, controlling or under common control with, such Person;

1.1.2             “Agreement”, “this Agreement”, “the Agreement”, “hereto”, “hereof”, “herein”, “hereby”, “hereunder”, and similar expressions refer to this Agreement;

1.1.3             “Applicable Law” means any law, statute, regulation, rule, order, judgment, subpoena or requirement of a governmental entity in force and in effect from time to time and applicable to any Party, Person, property, transaction, activity, event or other matter related to this Agreement including, without limitation, for greater certainty, Privacy Laws and the Patriot Act;

1.1.4             “Authorized Person” means any individual authorized by a Party, which may include a director, an officer, an employee or a Representative of a Party or its Affiliates, as the case may be;

1.1.5             “BMO Deliverables” has the meaning set out in Section 4.1.1;

1.1.6             “BMO Indemnified Parties” has the meaning set out in Section 8.2.1;

1.1.7             “Business Day” means any day except Saturdays, Sundays, and statutory and civic holidays required or observed in Toronto, Ontario [or _____________];

1.1.8             “Carrier Indemnified Parties” has the meaning set out in Section 8.1.1;

1.1.9             [“Confidential Information” means all information of a Party that is not generally known to the public, whether of a technical, business or other nature (including, in the case of BMO, all Personal Information and, in the case of either Party, any other information about the business affairs or assets of the Party) that is disclosed in each case by the Party or by a Representative of the Party or an Affiliate of the Party (collectively, the “Disclosing Party”) to another Party, the other Party’s Representative or the other Party’s Affiliate (collectively, the “Receiving Party”) or that is otherwise learned by the Receiving Party in the course of its discussions or business dealings with the Disclosing Party and that has either been identified as being proprietary and/or confidential by the Disclosing Party or that by the nature of the circumstances surrounding the disclosure or receipt to the commercially reasonable business judgment of the Receiving Party ought to be treated as proprietary and confidential;]

1.1.10             “Delivery Completion Time” has the meaning set out in Section 4.2.1;

1.1.11             “Delivery Notice” means a notice in form reasonably acceptable to BMO and Carrier delivered by BMO to Carrier, whether electronically or otherwise, specifying, among other things, the point of contact, delivery address and the amount and form of Gold Bullion to be delivered in the relevant jurisdiction;

1.1.12             “Delivery Point Contact” means a Person to whom BMO has requested delivery of Gold Bullion under this Agreement;

1.1.13             “Disaster Recovery Plan” has the meaning set out in Section 4.6.1;

1.1.14             “Event of Default” means, in respect of a Party, (i) the failure of such Party to substantially perform its material duties or discharge its material obligations under this Agreement or (ii) an Insolvency Event in respect of such Party;

1.1.15             “Fee” has the meaning set out in Section 5.1.1;

1.1.16             “Force Majeure” means any bona fide event beyond the control of a Party (other than as a result of financial incapacity) and not caused by an act or omission of such Party or an Affiliate of such Party, in the nature of any government act, restriction, act of God, fire, war, terrorism, earthquake, regulation or control, inability to obtain labor or materials, lack or shortage of Gold Bullion , inability to obtain Gold Bullion due to market demand or market shortage, flood, embargo, sabotage, explosion, bank failure, insurrection, civil commotion, riot, general internet or wireless communication or power failure, or labor shortage or dispute that, in any such case, causes such Party to be unable to fulfill or to be delayed or restricted in the fulfillment of any duty or obligation hereunder;

1.1.17             “Gold Bullion” and “Bullion” means a bar, ingot, coin or wafer that is composed of gold that is refined to a purity level of at least 99.5%;

1.1.18             “Governmental Authority” means: (i) any government, governmental department, agency, commission, board, tribunal, dispute settlement panel or body, mediators, bureau, official, minister, Crown corporation, or court or other law, rule or regulation-making entity; and (ii) any regulatory authority, self-regulatory organization or other entity having or purporting to have jurisdiction over any Party or any Person or other matter related to this Agreement;

1.1.19             “Indemnified Parties” has the meaning set out in Section 8.3.1;

1.1.20             “Indemnifying Party” has the meaning set out in Section 8.3.1;

1.1.21             “Insolvency Event” means, in respect of a Party, the voluntary or involuntary liquidation, bankruptcy, insolvency, dissolution or winding-up of the Party, any general assignment, arrangement or composition with or for the benefit of the Party’s creditors, or any act in furtherance of, or indicating the Party’s consent to, approval of, or acquiescence in, any of the foregoing;

1.1.22             “Order” means a written Delivery Notice from BMO for a specified quantity of Gold Bullion to be purchased by BMO from Carrier.  In the event of any conflict between the terms of the Order and the terms of this Agreement, the terms of this Agreement will prevail;

1.1.23             “Parties” means BMO and Carrier, and “Party” means either one of them;

1.1.24             “Patriot Act” means that certain USA law entitled "Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001," also known as the USA Patriot Act;

1.1.25             “Payment” means the full sum due to Carrier based upon the terms of this Agreement, including without limitation any applicable Fee (defined in Section 5.1.1), for the applicable Order in United States dollars in good, immediately available funds;

1.1.26             “Person” means any individual, partnership, limited partnership, joint venture, syndicate, sole proprietorship, company or corporation with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, regulatory body or agency, government or governmental agency, authority or entity, however designated or constituted;

1.1.27             “Personal Information” means information about an identifiable individual or other information that is subject to any applicable Privacy Law, and when used in the context of Personal Information means Personal Information about a customer of BMO or an Affiliate that was provided to or collected or generated by or on behalf of BMO or an Affiliate or Representative of BMO, including, without limitation, such BMO customer’s name, address, delivery instructions, amount or amounts of Gold Bullion to be delivered, and any financial information relating to such customer’s purchase of Gold Bullion (except to the extent that such financial information was provided by or derived from financial information provided by Carrier that itself was not provided by or derived from financial information provided by BMO);

1.1.28             “Pricing” means the pricing provided to BMO from time to time by Carrier, including without limitation, pricing for Gold Bullion and a separate fee for transportation of the Gold Bullion as required under this Agreement;

1.1.29             “Privacy Laws” means all federal, provincial, territorial, state, municipal or other applicable statutes, laws or regulations of any Governmental Authority in any applicable/relevant jurisdiction governing the receipt, collection, use, storage, accessing, processing, recording, disclosure, transfer, retention, disposal, destruction, management or handling of information about an identifiable individual, including without limitation, the Personal Information and Protection of Electronic Documents Act (Canada) and equivalent provincial legislation, as amended;

1.1.30             “Proper Instructions” means instructions given by any Authorized Person regarding any matter contemplated in this Agreement;

1.1.31             “Records” means books of account, records, reports and all papers related to the Services or otherwise relating to BMO;

1.1.32             “Representative” means, with respect to a Person, an officer, director, employee, agent, auditor, advisor or other representative of that Person;

1.1.33             “Services” has the meaning set out in Article 4; and

1.1.34             “Term” has the meaning set out in Section 3.1.

1.2	Interpretation

In this Agreement:

1.2.1             words denoting the singular include the plural and vice versa and words denoting any gender include all genders;

1.2.2             the use of headings is for convenience of reference only and shall not affect the interpretation of this Agreement; and

1.2.3             unless otherwise indicated, all dollar amounts expressed are in United States funds.

ARTICLE 2
APPOINTMENT OF THE SERVICE PROVIDER

2.1	Appointment of Carrier

BMO hereby appoints Carrier to provide the Services to BMO on and subject to the terms and conditions provided in this Agreement, and BMO covenants and agrees to timely take all actions contemplated herein in accordance with Applicable Law and in good faith.

2.2	Acceptance of Appointment and Level of Service

Carrier hereby accepts its appointment by BMO in accordance with the terms and conditions of this Agreement and covenants and agrees to perform the Services in accordance with Applicable Law and in good faith.  Carrier shall exercise that degree of timeliness, care, diligence and skill that a reasonably prudent Person would exercise in comparable circumstances.

ARTICLE 3
TERM

3.1	Term

This Agreement shall commence on the date hereof and unless terminated in accordance with Section 3.2, shall continue in full force and effect for a term (the “Term”) ending on [_______________], 20__ and may be renewed and extended from time to time on terms to be agreed in writing by the Parties.

3.2	Termination

3.2.1             Termination for an Event of Default

If at any time during the Term an Event of Default occurs, and the Party in respect of which such Event of Default has occurred (the “Defaulting Party”) has been given written notice thereof by the other Party (the “Non-Defaulting Party”) specifying with particulars the Event of Default and, for other than an Event of Insolvency, affording the Party a reasonable opportunity (which shall be no more than 30 days from the date the notice was delivered) to cure such Event of Default if it is curable, then this Agreement may be terminated upon written notice by the Non-Defaulting Party to the Defaulting Party, and such termination shall be effective as of and from the date on which the notice of termination was delivered to the Defaulting Party.

3.2.2             Termination Without Cause

3.2.2.1                BMO may, at its option, terminate this Agreement upon ninety (90) days prior written notice to Carrier, whereupon this Agreement shall terminate on a date which shall be ninety (90) days after the giving of such notice, or such later date as BMO may specify in its notice to Carrier.

3.2.2.2                Carrier may, at its option, terminate this Agreement upon ninety (90) days prior written notice to BMO, whereupon this Agreement shall terminate on a date which shall be ninety (90) days after the giving of such notice, or such later date as Carrier may specify in its notice to BMO.

3.3	Duties Flowing from Termination

To the extent BMO has submitted an Order pursuant to the terms of Section 4.1 prior to the termination of this Agreement in accordance with Article 3, Carrier shall provide the Services as described in Section 4.1 as if such termination did not occur. Unless agreed to by the parties in writing otherwise, BMO’s Order submitted pursuant to the terms of Section 4.1 shall not be cancellable solely due to the termination of this Agreement and Carrier’s obligation to provide Services for such Orders shall survive the termination of the Agreement and shall be subject to the terms herein.

3.4	Return of Records

Upon termination of this Agreement, Carrier at the request of BMO shall promptly deliver to BMO originals (or, if unavailable, copies) of all Records (where practical and where such are readily available) relating to the Services provided under this Agreement, which are in its possession or control.

3.5	Rights on Termination

3.5.1             Any termination by BMO under this Agreement shall terminate all rights and obligations under this Agreement except:  (i) duties described in Sections 3.3 and 3.4 and Article 9; (ii) rights and obligations in respect of amounts owing under this Agreement in respect of the period prior to such termination; (iii) indemnities contained in Section 3.3 and Article 8; and (iv) loss or damage suffered by a Non-Defaulting Party as a result of a Defaulting Party’s breach of this Agreement, after the giving of any required notice and expiration of any applicable cure period.

3.5.2             Any termination by Carrier under this Agreement shall terminate all rights and obligations under this Agreement except: (i) duties described in Sections 3.3 and 3.4 and Article 9; (ii) rights and obligations in respect of amounts owing under this Agreement in respect of the period prior to such termination; (iii) indemnities contained in Section 3.3 and Article 8; and (iv) loss or damage suffered by a Non-Defaulting Party as a result of a Defaulting Party’s breach of this Agreement, after giving any required notice and expiration of any applicable cure period.

ARTICLE 4
SERVICES

4.1	Services

Carrier agrees to provide the following services during the Term of this Agreement (collectively, the “Services”):

4.1.1             Upon (a) receipt from BMO of an Order for a specified amount of Gold Bullion, (b) full payment in respect thereof, including without limitation the applicable Fee(s) and (c) one or more duly completed Delivery Notices executed by BMO (the items specified in subparagraphs (a), (b) and (c) above are collectively the “BMO Deliverables”), Carrier shall sell to BMO and deliver to the Delivery Point Contact in accordance with such Delivery Notices the amount of Gold Bullion set out therein. Upon receipt of BMO Deliverables, for purposes of delivery in respect of a Delivery Notice under this Section 4.1.1, Carrier shall:

4.1.1.1                within ten (10) Business Days of receipt of a Delivery Notice for deliveries, deliver to the Delivery Point Contact the aggregate amount of Gold Bullion in the form of gold ingots, bars, wafers and/or coins as specified in, and to the Delivery Point Contact at the address and on such other terms specified in, the Delivery Notice; and

4.1.1.2                subject to Section 4.2.1.2, concurrently with a delivery of Gold Bullion to the Delivery Point Contact specified in a Delivery Notice, obtain from the Person specified in the Delivery Notice a delivery receipt in respect of the amount of Gold Bullion delivered under the Delivery Notice, and deliver such delivery receipt to BMO within five (5) Business Days after such delivery. For greater certainty, Carrier shall not complete the delivery of Gold Bullion without obtaining a receipt.

4.1.2             All Orders must be payable and paid in United States Dollars.

4.2	Delivery Risk

4.2.1             As between the Parties, the risk and expense of the delivery of Gold Bullion under this Agreement, including, without limitation, risk of a Force Majeure occurrence, accident, theft, loss or product liability, shall be solely borne by Carrier until such time as Carrier delivers the Gold Bullion to the Delivery Point Contact in accordance with the terms of the Delivery Notice, or as permitted under Section 4.2.1.2 to BMO at which time (the “Delivery Completion Time”) the delivery will be deemed to have been completed; provided that:

4.2.1.1                Carrier shall continue to be responsible for any defect in Gold Bullion delivered under this Agreement if such defect existed at the time of such delivery, the Delivery Point Contact notifies BMO of such defect within 15 days of receipt thereof, and the Delivery Point Contact has not opened, removed or tampered with the original holder in which the relevant Gold Bullion was delivered; in which case Carrier, conditioned upon receipt by Carrier of the defective Gold Bullion, shall be solely responsible, at its expense, for any costs associated with delivering the relevant Delivery Point Contact Gold Bullion free of any defects in replacement of such defective Gold Bullion and to obtain a receipt from the Delivery Point Contact in respect thereof; provided, however, such replacement will be Carrier's sole and exclusive obligation and liability with respect to such defective Gold Bullion.  In no event will Carrier be liable for any damages caused by such defective Gold Bullion or for lost profits or savings or other consequential damages or special damages, regardless of the form of the action, whether in contract or in tort, including negligence, even if Carrier has been advised of the possibility of such damages, or for any claim against BMO or any other party, arising from or relating to such defective Gold Bullion.

4.2.1.2                Except where a Delivery Point Contact refuses to accept delivery of Gold Bullion by reason of a defect existing at the time of such delivery, if Carrier is unable to deliver Gold Bullion in accordance with the instructions contained in the Delivery Notice, within the timeframes required under this Agreement, despite using its reasonable commercial efforts to effect such delivery, upon notice to BMO Carrier shall be entitled not to effect such delivery but may deliver such Bullion to BMO in lieu thereof to an address specified by BMO and shall be entitled to receive payment therefor as if such delivery had been effected in the manner provided in this Agreement.

4.3	Proper Instructions

Each Party will, from time to time, notify each other in writing of the names of those individuals who are to be their Authorized Persons and shall provide specimen signatures of each such Authorized Person. Each Party authorizes the other Party to, and the other Party shall be entitled to, act upon and rely on, and directs the other Party to accept and act upon, Proper Instructions received by the other Party except where, prior to acting on such Proper Instructions, a Party has received proper notification that the individual who purported to give the Proper Instructions is no longer an Authorized Person.

4.4	Cessation of Certain Services

BMO shall have the right at any time during the Term to provide written notice to Carrier that certain Services are no longer required. Such written notice shall specify the Services that are no longer required and the effective date upon which such services are to be terminated. With respect to the termination of any Services under this Section 4.4, Sections 3.3 to 3.5 shall apply with the necessary changes.

4.5	Records

4.5.1             The Parties shall maintain complete and accurate Records relevant to all material aspects of the Services performed by them hereunder.

4.5.2             To the extent permitted under Applicable Law, Carrier, at any and all times during normal business hours and upon reasonable written notice by BMO, will permit BMO or its Representatives to examine all Records and to make copies thereof and to make extracts therefrom as they may reasonably require.  Copies of such Records as are in electronic form shall be maintained and stored in an off-site data processing back-up facility compatible with Carrier’s data processing facility.  Carrier shall provide reasonable assistance in connection with any such examination.

4.6	Disaster Recovery and Business Continuity

4.6.1             Carrier has provided BMO with a copy of its existing disaster recovery and business continuity plan (the “Disaster Recovery Plan”), which Disaster Recovery Plan has been received by BMO.

4.6.2             Carrier undertakes to provide to BMO, within five (5) Business Days notice of any material modification to such Disaster Recovery Plan, and, if requested by BMO after receiving such notice, Carrier shall promptly provide BMO a copy of the Disaster Recovery Plan reflecting the material modification.

4.7	Access to Pricing

BMO will be permitted hereunder to create a link to Carrier's proprietary FizTrade website, which link will access the Pricing for Gold Bullion provided by Carrier to BMO from time to time.

4.8	Minimum Order

BMO will not place and Carrier will not have any duty to accept any Order for less than one ounce of Gold Bullion.

4.9	Sale Only to BMO

4.9.1             It is understood and agreed that Carrier is contracting under this Agreement solely with BMO to supply and sell Gold Bullion to BMO, and Carrier is not selling Gold Bullion hereunder to any third parties or other Persons.  Carrier will ship the Gold Bullion purchased by BMO to the Delivery Point Contact designated by BMO in accordance with the terms and conditions set forth in this Agreement.  No Delivery Point Contact is a party to or third party beneficiary of this Agreement, and Carrier has no duties or obligations arising under or pursuant to this Agreement to a Person other than BMO, as more fully set forth herein.

ARTICLE 5
FEES

5.1	Fee for Services

5.1.1             BMO agrees to pay Carrier and its Affiliates, as applicable, a fee in accordance with the Pricing for each purchase of Gold Bullion by BMO and delivery to the applicable point of contact as determined by BMO during the Term, which Pricing will include both Pricing for the Gold Bullion purchased from Carrier and a separate fee for transportation of the Gold Bullion by Carrier's Affiliates, as required hereunder (each a “Fee” and collectively the “Fees”).

5.1.2             Except as otherwise expressly provided for in this Agreement or approved by BMO, (i) Carrier and its Affiliates, as applicable, shall not be entitled to any other compensation, reimbursement or payment for the Services under this Agreement, and (ii) the Fee shall be payable to Carrier and its Affiliates, as applicable, without deduction, abatement, or set off.

5.2	Manner and Timing of Payment

The Fees will be paid by BMO concurrently with delivery to Carrier of the Order and Payment thereof, in accordance with the same terms for payment as required by the applicable Order.

5.3	Payment of Taxes

5.3.1             Each Party shall be responsible for complying with all applicable sales, goods and services, harmonized sales, value-added tax and any applicable customs tariff or similar duty obligations imposed on it by a Governmental Authority in connection with the transactions contemplated herein.

5.3.2             BMO is responsible for paying all applicable sales, goods and services, harmonized sales, value-added taxes and any applicable customs tariff or similar duty payable by BMO in respect of the Services and which Carrier is required to charge, collect and remit in respect of the Services.  For greater certainty, BMO shall not be responsible for any income taxes, property taxes, payroll taxes or any other similar taxes payable by Carrier.

5.3.3             Without limitation of BMO's obligations otherwise set forth in this Article 5, including without limitation Section 5.3.3, BMO is not required to pay, nor is it liable or responsible for, any penalty, additional taxes, costs or interest that may be assessed or levied resulting from failure of Carrier to comply with any sales, goods and services, harmonized sales, value-added tax or any applicable customs tariff or similar duty obligations including the failure to file any return, form, or information statement that may be required by any Governmental Authority, except to the extent caused by the gross negligence, bad faith, fraud or willful misconduct of BMO, or the failure of BMO to comply with its obligations under this Agreement, including without limitation BMO's obligations under Sections 5.3.3 or 5.3.5.

5.3.4             BMO will deduct or withhold from any payment made under this Agreement any amount that BMO is required to deduct or withhold in accordance with Applicable Law (“Withheld Taxes”) and BMO will timely remit such Withheld Taxes to the appropriate Governmental Authority by the applicable deadline.  All such Withheld Taxes shall be treated for all purposes as having been paid to Carrier and its Affiliates, as applicable.  BMO shall furnish Carrier or its Affiliates, as applicable, with an original tax certificate (if applicable) from the relevant governmental authority or other official governmental form (such as Form T4A-NR or its equivalent).  Each Party will be responsible for Taxes imposed on its net income.

5.3.5             The Parties agree to cooperate with each other to enable each to more accurately determine their respective Tax liabilities and to minimize such liability to the extent legally permissible.  Each Party will provide and make available to the other any other information or documents which are reasonably required by the other Party and not confidential to the transmitting Party.  Carrier shall produce invoices or other documentation in a form reasonably agreed to between the Parties.

5.3.6             For purposes of this Section 5.3, “Tax” or “Taxes” means any local, domestic or foreign tax of any kind or nature whatsoever, any levy, impost, duty or other charge of a similar nature, and includes any sales tax, value-added tax, goods and services or harmonized tax, transfer tax, withholding tax or any applicable customs tariff or similar duty (including any penalty, interest, or addition to tax payable in connection with any of the foregoing).

ARTICLE 6
AUDIT RIGHTS AND REPORTS

6.1	Furnish Information

During the Term, following a reasonable prior written request by BMO, and at reasonable times, Carrier shall make available to BMO and its Representatives, such information and material as they may reasonably request for any purpose specified by BMO, including, without limitation, for the purpose of Section 6.3.

6.2	Reasonable Assistance

During the Term, following the reasonable prior written request by BMO and at BMO’s cost, Carrier shall make reasonably available to BMO and its Representatives, at reasonable times, those employees engaged by Carrier who have the necessary knowledge, experience and expertise to provide reasonable assistance to BMO and its Representatives in their examination of information and material referred to in Section 6.1 in connection with such information and material as they may reasonably request for confirmation of compliance by Carrier in the performance of its duties and obligations under this Agreement.

6.3	Access to Carrier’s Premises

6.3.1             Subject to compliance by BMO and its Representatives with Section 6.3.2, Carrier will permit BMO and its Representatives to have reasonable access to its premises and facilities as reasonably necessary with respect to the Services described under, and for BMO to exercise its rights under, this Agreement, and will instruct its employees, vendors, Affiliates, counsel and advisors to reasonably co-operate with BMO and its Representatives in connection with such access.

6.3.2             BMO will comply, and will ensure that all its Representatives who access Carrier’s premises and facilities fully comply with any and all policies and guidelines of Carrier and its insurers related to the conduct of Persons on such premises and facilities provided or communicated by Carrier to BMO from time to time, or of which BMO or the relevant Representatives otherwise have actual notice.

6.3.3             BMO and its Representatives will use commercially reasonable efforts not to interfere with Carrier's business operations in the Premises and BMO will indemnify and defend and hold harmless Carrier and its Affiliates and their insurers from and against any and all expenses, losses, costs, liabilities, claims or judgments arising from any entry provided for under this Section 6.3, including without limitation any theft by BMO personnel or its Representatives resulting therefrom.

6.4	Audit Rights

6.4.1             To the extent permitted under Applicable Law, at BMO’s own cost and expense, BMO may appoint an internal or external auditor or other professional advisor at any time, and from time to time, to review and confirm any aspect of the Services, or other matters related to this Agreement as required by Applicable Law.

ARTICLE 7
REPRESENTATIONS AND WARRANTIES

7.1	Representations and Warranties of Carrier

7.1.1             To induce BMO to enter into this Agreement, Carrier hereby represents and warrants to BMO, upon each of which representations and warranties BMO specifically relies, as follows:

7.1.1.1                Status.  Carrier is a corporation duly incorporated and organized and is validly existing under the laws of the State of [___________] and has all necessary power and authority to own and operate its assets and carry on its business.

7.1.1.2                Corporate Authority.  Carrier has the corporate power and corporate authority to enter into this Agreement and to do all acts and execute and deliver all other instruments as are required hereunder to be done, observed or performed by it in accordance with the terms hereof.

7.1.1.3                Valid Authorization.  Carrier has taken all necessary action to authorize the execution, delivery and performance of this Agreement and, subject to Section 9.6.5, to observe and perform the provisions of this Agreement in accordance with its terms.

7.1.1.4                Validity of Agreement and Enforceability.  Subject to Section 9.6.5, this Agreement constitutes a valid and legally binding obligation of Carrier enforceable against it in accordance with its terms subject to applicable bankruptcy, insolvency and other laws of general application limiting the enforceability of creditors’ rights and to the fact that equitable remedies are available only in the discretion of the court. Neither the execution and delivery of this Agreement, nor the performance of its obligations hereunder or compliance with the terms and conditions hereof, (i) has resulted or will result in a violation of the organizational documents of Carrier or, subject to Section 9.6.5, any Applicable Law, order, judgment, injunction, award or decree, (ii) has resulted or will result in a breach of, or constitute a default under, any agreement or other instrument to which Carrier is a Party or by which it is bound, (iii) requires any approval or consent of any Governmental Authority except as has already been obtained, or (iv) would be adversely affected by any claim or proceeding against or involving Carrier or to which it is a party.

7.1.1.5                Qualification to Perform the Services.  Subject to Section 9.6.5, Carrier has conducted and is conducting its business in compliance in all material respects with all Applicable Laws of each jurisdiction in which it carries on business and holds all necessary licences, permits, approvals, consents, certificates, registrations and authorizations (whether governmental, regulatory or otherwise) to carry on its business as now conducted in accordance with Applicable Law and to enable it to provide the Services to BMO in accordance with this Agreement.

7.1.1.6                Insurance Coverage. Carrier maintains, and covenants that it will during the Term maintain, insurance in scope and amounts consistent with its past practices, including without limitation, Force Majeure occurrences, accidents, theft, loss, general liability and product liability.

7.2	Representation and Warranties of BMO

To induce Carrier to enter into this Agreement, BMO hereby represents and warrants to Carrier, upon each of which representations and warranties Carrier specifically relies, as follows:

7.2.1             Status.  BMO is a bank duly incorporated and organized and is validly existing as a chartered bank under the Bank Act (Canada) and has all necessary power and authority to own and operate its assets and carry on its business.

7.2.2             Corporate Authority.  BMO has the corporate power and authority to enter into this Agreement and to do all acts and to execute and deliver all other instruments as are required hereunder to be done, observed or performed by it in accordance with the terms hereof.

7.2.3             Valid Authorization.  BMO has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement and to observe and perform the provisions of this Agreement in accordance with its terms.

7.2.4             Validity of Agreement and Enforceability.  This Agreement constitutes a valid and legally binding obligation of BMO enforceable against it in accordance with its terms subject to applicable bankruptcy, insolvency and other laws of general application limiting the enforceability of creditors’ rights and to the fact that equitable remedies are available only in the discretion of the court. Neither the execution and delivery of this Agreement, nor the performance of its obligations hereunder or compliance with the terms and conditions hereof, (i) has resulted or will result in a violation of the constating documents of BMO or any Applicable Law, order, judgment, injunction, award or decree, (ii) has resulted or will result in a breach of, or constitute a default under, any agreement or other instrument to which BMO is a Party or by which it is bound, (iii) requires any approval or consent of any Governmental Authority except as has already been obtained, or (iv) would be adversely affected by any claim or proceeding against or involving BMO or to which it is a party.

7.2.5             No Agency.  BMO is not acting as an agent hereunder for any third party or other Person(s), and there are no undisclosed agency relationships arising hereunder.

7.3	Survival

The representations and warranties contained in Sections 7.1 and 7.2 shall survive the execution and delivery of this Agreement and shall continue in full force and effect during the Term for the benefit of BMO if made under Section 7.1 and Carrier if made under Section 7.2.

ARTICLE 8
INDEMNITIES

8.1	Indemnity by BMO

8.1.1             Both during and after the termination of this Agreement, BMO agrees, subject as hereinafter provided, to indemnify and save Carrier, its Affiliates and their respective officers, directors, employees, agents, advisors and other Representatives (the “Carrier Indemnified Parties”) harmless from any action, cause of action, suit, debt, liability, loss, costs, expense, claim or demand whatsoever at law or in equity incurred or suffered by any Carrier Indemnified Party in the performance by it of any of its obligations under this Agreement or duties or Services performed or satisfied by or to be carried out by it pursuant to this Agreement as a result of BMO’s gross negligence or willful misconduct, but the indemnity provided under this Section shall not extend, to the extent that any of the foregoing arises out of:

8.1.1.1                any theft or loss of or damage to Gold Bullion acquired by BMO under Section 4.1.1 where such theft, loss or damage occurs prior to the Delivery Completion Time;

8.1.1.2                any of the representations and warranties of Carrier herein being untrue as of the date at which they are given;

8.1.1.3                any breach by Carrier of any of its covenants provided for herein, any Applicable Laws, subject to Section 9.6.5 or any other terms of this Agreement;

8.1.1.4                subject to Section 9.6.5, the willful misconduct or gross negligence of any Carrier Indemnified Party; or

8.1.1.5                except to the extent taken pursuant to Applicable Law, any action taken by any Carrier Indemnified Party outside of the scope of authority set forth in this Agreement.

8.2	Indemnity by Carrier

8.2.1             Both during and after the termination of this Agreement, Carrier agrees, subject as hereinafter provided, to indemnify and save BMO, its Affiliates and their respective officers, directors, employees, agents, advisors and other Representatives (the “BMO Indemnified Parties”) harmless from any action, cause of action, suit, debt, liability, loss, costs, expense, claim or demand whatsoever at law or in equity incurred or suffered by such BMO Indemnified Party because of:

8.2.1.1                any theft or loss of or damage to Gold Bullion acquired by BMO under Section 4.1.1 where such theft, loss or damage occurs prior to the Delivery Completion Time;

8.2.1.2                any of the representations and warranties of Carrier herein being untrue as of the date at which they are given;

8.2.1.3                expressly subject to Section 9.6.5 and Applicable Law, any breach by Carrier of any of its covenants provided for herein, any Applicable Laws or any other terms of this Agreement;

8.2.1.4                subject to Section 9.6.5, the willful misconduct or gross negligence of any Carrier Indemnified Party; or

8.2.1.5                except to the extent taken pursuant to Applicable Law, any action taken by any Carrier or its Representatives outside of the scope of authority set forth in this Agreement.

8.3	Indemnification Claims

8.3.1             If any claim contemplated by this Article 8 shall be asserted by a third party against BMO Indemnified Parties or against the Carrier Indemnified Parties (in either case, the “Indemnified Parties”), or if any potential claim contemplated by this Article 8 shall come to the actual knowledge of a Party or any of the Indemnified Parties, the Party shall notify the other Party (the “Indemnifying Party”) as soon as possible as to the nature of such claim (provided that any failure to so notify shall not affect the Indemnifying Party’s liability under this Section unless the Indemnified Party is materially prejudiced by such failure) and the Indemnifying Party shall, subject as hereinafter provided, be entitled (but not required) to assume the defence on behalf of the Indemnified Parties of any suit brought to enforce such claim; provided that the defence shall be through legal counsel acceptable to the Indemnified Parties acting reasonably and no settlement or admission of liability shall be made by the Indemnifying Party or an Indemnified Party without, in each case, the prior written consent of the Parties, such consent not to be unreasonably withheld. An Indemnified Party shall have the right to employ separate counsel in any such suit and participate in the defence thereof but the fees and expenses of such counsel shall be at the expense of the Indemnified Parties unless:

8.3.1.1                the Indemnifying Party fails to assume the defence of such suit on behalf of such Indemnified Parties within ten Business Days of receiving notice of such suit;

8.3.1.2                the employment of such counsel has been authorized by the Indemnifying Party; or

8.3.1.3                the named parties to any such suit include both the Indemnified Parties and the Indemnifying Party and the Indemnified Party shall have been advised by counsel (i) that there may be one or more legal defences available to the Indemnified Parties which are different from those available to the Indemnifying Party or (ii) a conflict of interest would exist for a counsel representing both parties, in either case the Indemnifying Party shall not have the right to assume the defence of such suit on behalf of the Indemnified Parties but shall be liable to pay the reasonable fees and expenses of counsel for the Indemnified Party.

8.3.2             The Indemnifying Party shall not be liable under this Section to pay (i) the fees and expenses of more than one law firm acting as counsel on behalf of the Indemnified Parties (except as provided by Section 8.3.1), or (ii) any indirect, incidental, special or consequential damages of the Indemnified Parties.

ARTICLE 9
CONFIDENTIALITY

9.1	Scope of Confidentiality Obligations

This Article 9 will apply to all Confidential Information disclosed by BMO as Disclosing Party to Carrier as Receiving Party, and to any and all Confidential Information disclosed by Carrier as Disclosing Party to BMO as Receiving Party, in each case both prior to and subsequent to the date of this Agreement.  This Article 9 will not apply to any Confidential Information disclosed by Carrier to BMO or BMO to Carrier after termination or expiry of this Agreement.  The obligations of the Parties with respect to the Confidential Information disclosed prior to the termination or expiry of this Agreement for any reason will survive such termination or expiry.

9.2	Use of Confidential Information

Except to the extent otherwise required by Applicable Law, the Receiving Party will not use, or permit others to use, Confidential Information for any purpose except the performance of the Receiving Party’s obligations under this Agreement.  Except as permitted by this Agreement, or otherwise required under Applicable Law, the Receiving Party agrees, and agrees to cause its Representatives, Affiliates and third party contractors not to disclose, disseminate, provide access to, use or otherwise make available to any Person the Confidential Information of the Disclosing Party without the Disclosing Party’s prior written consent.

9.3	Exceptions

The provisions of Section 9.1 will not apply to any information that:

9.3.1             at the time of disclosure, is already known by the Receiving Party without any other obligation of confidentiality;

9.3.2             is or becomes publicly known through no wrongful act of the Receiving Party or any other Person subject to a confidentiality agreement with respect to such information;

9.3.3             is rightfully received from a third party without similar restriction provided that the third party did not come into possession of the Confidential Information as a result, directly or indirectly, of a breach of an obligation of confidentiality owed by any Person to the Disclosing Party or any other Person;

9.3.4             is independently and rightfully developed by or on behalf of the Receiving Party without recourse to the Confidential Information;

9.3.5             is disclosed as required by law or as may be required by the regulations or policies of any Governmental Authority; but if disclosed under this Section 9.3.5, the Disclosing Party shall, to the extent permitted under Applicable Law, comply with Section 9.5; or

9.3.6             Carrier acting reasonably deems to be necessary to be disclosed on a confidential basis for the proper performance of its duties and obligations under this Agreement.

9.4	Disclosure to Representatives

9.4.1             Notwithstanding anything to the contrary, the Receiving Party may disclose or allow disclosure of the Confidential Information to its Affiliates, to its Representatives, to its third party contractors, including without limitation the Royal Canadian Mint, and to the Representatives of its Affiliates, and third party contractors, including without limitation the Royal Canadian Mint, provided that such disclosure is permitted only to the extent necessary for the Receiving Party to exercise its rights and/or perform its obligations under this Agreement and such parties are advised on the confidential nature of the information and agree to keep the information confidential, subject to the requirements of Applicable Law.

9.4.2             The Receiving Party will ensure that all Persons to whom disclosure is made as permitted by Section 9.3.6 and this Section 9.4 are bound by confidentiality obligations no less stringent than those set out in this Article 9 and that all such Persons comply with this Article 9.  Any breach of this Article 9 by a Person to whom Section 9.3.6 and this Section 9.4 apply will be deemed a material breach of this Agreement by the Receiving Party.

9.5	Required Disclosure

If the Receiving Party becomes legally obligated to disclose Confidential Information in connection with any judicial proceeding or government investigation, the Receiving Party will, to the extent permitted by Applicable Law, give the Disclosing Party prompt written notice sufficient to allow the Disclosing Party to seek a protective order or other appropriate remedy, and will, to the extent practicable and permitted by Applicable Law, consult with Disclosing Party in an attempt to agree on the form, content, and timing of such disclosure.  The Receiving Party will disclose only such Confidential Information as is required, in the opinion of its counsel, and to the extent permitted under Applicable Law, will use commercially reasonable efforts, at the expense of the Disclosing Party, to obtain confidential treatment for any Confidential Information that is so disclosed.

9.6	Personal Information

9.6.1             Without limiting the generality of the other provisions of this Article 9, to the extent permitted under Applicable Law, and subject to the provisions of the Agreement, Carrier and its Affiliates will collect, use, store, disclose, dispose of and otherwise handle Personal Information collected or accessible to Carrier as a result of performing the Services (“BMO Personal Information”) in accordance with BMO’s privacy policies notified to Carrier.

9.6.2             To the extent permitted under Applicable Law, Carrier and its Affiliates will collect, use, store, disclose, dispose of and otherwise handle BMO Personal Information solely for the purpose of performing its obligations pursuant to this Agreement and, to the extent permitted under Applicable Law, will restrict access to BMO Personal Information to those of its or its Affiliates’ employees and its third party contractors, including without limitation, the Royal Canadian Mint, who have a legitimate business need for BMO Personal Information for the purpose of fulfilling Carrier’s obligations to BMO under this Agreement, and who have agreed to handle BMO Personal Information in accordance with the terms of this Agreement.

9.6.3             To the extent permitted under Applicable Law, Carrier will, at BMO’s written direction and cost, cooperate and comply with any requests or instructions issued by any privacy or data protection authority, including the Canadian Privacy Commissioner and any other Governmental Authority applicable to BMO, its Affiliates or BMO Personal Information.

9.6.4             To the extent permitted under Applicable Law, except as otherwise permitted under this Agreement, Carrier will refer to BMO all requests for access to BMO Personal Information and will, to the extent permitted under Applicable Law, respond to any such request only by making reference to such referral.

9.6.5             Notwithstanding anything to the contrary, BMO acknowledges that Carrier and its Affiliates are entities formed under the laws of the United States of America ("USA") and that the principal place of business of Carrier is located in the State of [_____________], USA, and that Personal Information received by Carrier and its Affiliates will be received, processed and stored in the USA.  BMO acknowledges that Personal Information transmitted to Carrier and its Affiliates is subject to access by the regulatory authorities in and to the laws of the USA.  BMO agrees that: (1) Carrier and its Affiliates shall only be provided with access to Personal Information about BMO and/or individuals about whom BMO collects Personal Information, in connection with providing the Services provided for under this Agreement; (2) BMO has obtained all required consents, if any, for such disclosure or activities, and shall otherwise disclose or permit or allow the transfer or disclosure of such Personal Information only in compliance with applicable legislation regarding the protection of Personal Information; and (3) BMO shall indemnify and hold Carrier and its Affiliates and their respective partners, employees, authorized representatives and associated entities harmless from any claim, demand, debt, action or liability of or to any third party, including legal costs and disbursements arising out of or in respect of (a) any breach of BMO's duties and obligations under this Section 9.6.5; or (b) breach by BMO or any of its Affiliates of any Privacy Laws, except to the extent required by Applicable Law or otherwise finally judicially determined to have resulted from the gross negligence, bad faith, fraud or willful misconduct of Carrier.

9.6.6             Notwithstanding anything to the contrary, Carrier shall indemnify and hold BMO and its Affiliates and their respective partners, employees, authorized representatives and associated entities harmless from any claim, demand, debt, action or liability of or to any third party, including legal costs and disbursements arising out of or in respect of (a) any breach of Carrier's duties and obligations under this Section 9.6; or (b) breach by Carrier or any of its Affiliates of any Privacy Laws, except to the extent required by Applicable Law, or otherwise finally judicially determined to have resulted from the gross negligence, bad faith, fraud or willful misconduct of BMO.

9.7	Irreparable Harm

The Receiving Party acknowledges that disclosure or use of Confidential Information in violation of this Agreement could cause irreparable harm to the Disclosing Party for which monetary damages may be difficult to ascertain or be an inadequate remedy.  The Receiving Party therefore agrees that the Disclosing Party will have the right, in addition to its other rights and remedies, to seek injunctive relief for any violation of this Article 9.

9.8	Ownership of Confidential Information

Except to the extent otherwise required by Applicable Law, all Confidential Information will remain the exclusive property of the Disclosing Party, and the Receiving Party will have no rights, by licence or otherwise, to use the Confidential Information except as otherwise expressly provided herein and solely to the extent necessary for the Receiving Party to perform its obligations under this Agreement, except to the extent otherwise required by Applicable Law.

9.9	No Warranties

Except as otherwise expressly provided herein, no warranties of any kind are given by the Disclosing Party with respect to the accuracy, appropriateness or completeness of Confidential Information provided to the Receiving Party.

9.10	Protection of Confidential Information

Except to the extent otherwise required under Applicable Law, the Receiving Party shall use generally accepted and commercially reasonable methods to protect against loss, theft, unauthorized access, disclosure or use of Confidential Information of the Disclosing Party and from loss of such Confidential Information using technology, physical protection measures, processes and standards of practice that are consistent with industry accepted practices used or observed by comparable entities in the business of refining, selling or delivering Gold Bullion in the United States, including, in the case of Confidential Information stored on a computer storage medium or system or other database, employing customary methods of access protection, firewalls, virus protection and back-up storage.  Except to the extent otherwise required by Applicable Law, in the event any loss, theft or unauthorized access, copying, modification, use or disclosure occurs, the Receiving Party will promptly notify the Disclosing Party upon becoming aware of the nature and details of such loss, theft or unauthorized access, copying, modification, use or disclosure, and except to the extent otherwise required by Applicable Law, will respond to such event as directed by the Disclosing Party.

9.11	Return or Destruction of Confidential Information

To the extent permitted by Applicable Law, the Receiving Party will promptly return or destroy, and, if requested by the Disclosing Party, verify in writing its destruction of, all tangible material embodying Confidential Information (in any form and including, without limitation, all summaries, copies and excerpts of Confidential Information and all electronic media or records containing or derived from Confidential Information) on the earlier of: (i) the termination or expiry of this Agreement; and (ii) the Disclosing Party’s written request.

ARTICLE 10
GENERAL

10.1	Notices

Any notice or other communication required or permitted to be given hereunder except Delivery Notices shall be in writing and shall be delivered by one Party to the other Party as the other Party’s address provided below, to the attention of the Person specified below. Either Party may change its address or directions for delivery by electronic mail for notices by notice given in the manner aforesaid. Any such notice or other communication shall be in writing, and unless delivered to a responsible officer of the addressee, shall be given by registered mail or by hand delivery, and shall be deemed to have been given when such notice should have reached the addressee in the ordinary course, provided there is no strike by postal employees in effect or other circumstances delaying mail or delivery, in which case notice will be delivered or given by telecopy, electronic mail or hand delivery.  All notices or other communications to be delivered hereunder shall be addressed as follows:

(a)	To BMO:

Bank of Montreal
1 First Canadian Place
Toronto, Ontario   M5X IB1

Attention:	Simon Carling
Fax:	(416) 359-5727
Email:	Simon.Carling@bmo.com

with a copy to:

Bank of Montreal
3 Times Square, 28th Floor
New York, NY 10036

Attention:	Usec Rho, Senior Counsel, Legal Group
Email:	Usec.Rho@bmo.com

(b)	Carrier:

_______________________________________
_______________________________________
_______________________________________

Attention:
Fax:
Email:

with a copy to:

_______________________________________
_______________________________________
_______________________________________

Attention:
Fax:
Email:

or at such other address or fax number as a Party may from time to time advise the other Party by notice in writing.  The date of receipt of any such notice shall be deemed to be the date of delivery thereof.

10.2	Expenses

Except as otherwise provided herein, each Party shall be responsible for its own fees (including legal fees), disbursements and expenses.

10.3	Waiver

No waiver of any provision of this Agreement shall be binding unless it is in writing.  No indulgence or forbearance by a Party shall constitute a waiver of such Party’s right to insist on performance in full and in a timely manner of all covenants in this Agreement.  Waiver of any provision shall not be deemed to waive the same provision thereafter, or any other provision of this Agreement at any time.

10.4	Further Assurances

Each Party shall act in good faith in performing its obligations and exercising its rights herein and shall promptly do, make, execute or deliver, or cause to be done, made, executed or delivered, all such further acts, documents and things as the other Party hereto may reasonably require from time to time for the purpose of giving effect to this Agreement and shall use reasonable commercial efforts and take all such steps as may be reasonably within its power to implement to their full extent the provisions of this Agreement.

10.5	Entire Agreement

This Agreement constitutes the entire agreement between the Parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations, and discussions, whether oral or written, of the Parties.  There are no warranties, representations or other agreements between the Parties in connection with the subject matter hereof except as specifically set forth in this Agreement.

10.6	No Assignment or Subcontracting

Neither this Agreement nor any of the rights and obligations arising from it shall be assignable in whole or in part by any Party, except with the prior written approval of the other Party. For greater certainty, Carrier shall not be entitled to subcontract any of its obligations under this Agreement without the prior written consent of BMO.

10.7	Successors and Assigns

All of the terms and provisions of this Agreement shall be binding upon the Parties hereto and their respective permitted successors and assigns.

10.8	No Partnership

The Parties acknowledge that they are independent contractors and that it is not intended by entering into this Agreement that the Parties form a partnership of any nature whatsoever, nor is it intended by carrying out the terms hereof that they should be characterized as carrying on business in partnership or as joint venturers.  Each Party shall not take or omit to take any action whatsoever which might reasonably result in any Person believing that the Parties are carrying on business in partnership and each of them shall co-operate to take all steps necessary and desirable to avoid the creation of such an impression of partnership.  There is no agreement between the Parties to share profits or losses.

10.9	Remedies Not Exclusive

The rights available to the Parties hereto under this Agreement and at law shall be deemed to be several and not dependent on each other and each such right shall be accordingly construed as complete in itself and not by reference to any other such right. Any one or more and/or any combination of any such rights may be exercised by a Party hereto from time to time and no such exercise shall exhaust the right or preclude the other Party from exercising any one or more of such rights or combinations thereof from time to time thereafter or simultaneously.

10.10	Time of the Essence

Time is of the essence to every provision of this Agreement.  Extension, waiver or variation of any provision of this Agreement shall not be deemed to affect this provision and there shall be no implied waiver of this provision.

10.11	Amendments

This Agreement may not be modified or amended except by written agreement of the Parties.

10.12	Severability

If any covenant, obligation or agreement of this Agreement, or the application thereof, to any Person or circumstance shall, to any extent, be invalid or unenforceable, then the remainder of this Agreement or the application of such covenant, obligation or agreement to Persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby.  Each covenant, obligation and agreement of this Agreement shall be separately valid and enforceable to the fullest extent permitted by law.

10.13	Force Majeure

No Party hereto shall be liable for a delay in performance of its non-monetary obligations hereunder to the extent that such delay results from Force Majeure and the obligation, or part thereof, which a Party is prevented from performing shall be suspended for the period of such Force Majeure and the time period for performance of such obligations shall be extended for such period of Force Majeure.

10.14	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of [New York], without giving effect to the conflict of law principles thereof, and the Parties irrevocably consent to the non-exclusive jurisdiction of the federal and state courts located in the county of [New York, State of New York].

10.15	Counterparts

This Agreement may be executed in any number of counterparts, each of which, when so executed, shall be deemed to be an original and all of which, when taken together, shall constitute one and the same agreement.

10.16	[No Third Party Beneficiaries

This Agreement will inure only to the benefit of Carrier and BMO, and their permitted successors and assigns hereunder.  There are no third party beneficiaries of this Agreement, except for the parties described hereunder who are entitled to indemnification.  BMO is Carrier’s only customer under this Agreement; and BMO acknowledges that notwithstanding any delivery instructions that may be contained in any order, BMO is Carrier’s only customer and the person or entity receiving the Gold Bullion other than BMO is not Carrier’s customer.]

No schedules are attached to this Agreement.

[Signatures on following page]

IN WITNESS WHEREOF the Parties have duly executed this Agreement on the date written on the first page of this Agreement.

BANK OF MONTREAL
Per:
Authorized Signatory

Per:
Authorized Signatory
[CARRIER ] __________________________________________, a[ ____________] corporation

By:

Its:	Authorized Signatory